Thomas J. Fitzgerald	Mark A. Rozelle
Media Relations	Investor Relations
(203) 622-3549	(203) 622-3520
UST NAMES RAYMOND P. SILCOCK
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
GREENWICH, Conn., July 23, 2007 – UST Inc. (NYSE: UST) announced today that Raymond P. Silcock, age 56, a finance executive with global consumer products experience, will join the company next month as senior vice president and chief financial officer.
Silcock has been executive vice president and chief financial officer of Swift & Company, the world’s second-largest meatpacking company. Previously, he was executive vice president and chief financial officer of Cott Corporation, the world’s largest private label soft drink bottler.
At UST, Silcock will be responsible for accounting and financial reporting; subsidiary finance; tax; treasury; and financial strategy. He will report to UST president and chief executive officer, Murray S. Kessler.
“We believe that Ray Silcock brings an extraordinary depth of strategic planning and corporate financial experience to UST, as well as a valuable global perspective that will benefit our company as we continue to look for additional ways to profitably accelerate the growth of our smokeless tobacco and wine businesses,” said Kessler. “This is another example of how UST continues to build bench strength, a key ingredient to enhancing shareholder value.”

In addition to his time at Swift and Cott Corp., Silcock spent 18 years with Campbell Soup Company, serving in a variety of progressively more responsible roles, culminating as vice president, finance for the company’s Bakery and Confectionary Division. He also served as chief financial officer of Delimex Holdings, Inc., a market leader in Mexican frozen food which is now part of H.J. Heinz.
“I look forward to joining UST and helping to advance the company’s strategy by capitalizing on its strong financial position and cash flows,” said Silcock.
Silcock earned an MBA from the Wharton School at the University of Pennsylvania. He holds a U.K. certification from the Chartered Institute of Management Accountants.
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UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as distributes and markets Antinori products in the United States.